Exhibit 10.04

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release ("Agreement") is a contract entered into between EI Paso Electric Company, a Texas corporation (the "Company"), and Richard G. Fleager ("Employee"), and is effective as of the Effective Date (as defined in Section 16 below) unless revoked by Employee within seven (7) days following its execution by Employee.

WHEREAS, the Company and Employee have reached an accord regarding the financial and other aspects of Employee's separation from employment, which was effective on April 2, 2012 (the “Separation Date”); and

WHEREAS, the Company and Employee desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

1. Separation. Employee's employment, and any other position which Employee held with the Company, its subsidiaries, and affiliates, ceased on the Separation Date. Except as provided in this Agreement, Employee agrees not to seek reemployment with the Company, its subsidiaries, and affiliates, and no payments made to Employee under the terms of this Agreement shall be construed as a continuation of Employee's employment with the Company. This provision does not prohibit Employee from working for the Company at the Company's request.

2. Severance Benefits. Subject to (i) Employee's execution and delivery of this Agreement to the Company within 21 days following the date this Agreement was first given to Employee and not revoking or otherwise withdrawing his acceptance of this Agreement for a period of seven (7) days following Executive's delivery of this executed Agreement to the Company, and (ii) Employee continuing to comply with this Agreement, the Company agrees to provide the following severance benefits to Employee (less deductions for applicable federal, state, and local taxes):

•	an aggregate cash payment of $520,000, which will be paid in a lump sum payment no more than 10 business days following the Effective Date; and

3. Other Benefits.

(a) Employee will receive (or has previously received), a lump sum cash payment for any accrued and unpaid salary and any accrued hours of unused PTO through the Separation Date, subject to deductions for applicable federal, state, and/or local taxes.

(b) Employee may elect to continue, at his sole cost and expense, health care, medical and dental benefit coverage under and in accordance with the provisions of the

Company's Employee Welfare Benefit Plan, the Consolidated Omnibus Budget Reconciliation Act of 1996 ("COBRA"), and Section 4980B of the Internal Revenue Code (the "Code").

(c) Nothing in this Agreement shall affect Employee's rights (as such exist immediately prior to the Separation Date) in the Company's retirement plans which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent Employee is a participant in the Company's Retirement Income Plan for Employees (“RIP”) and Excess Benefit Plan (“EBP”), nothing in this Agreement shall affect Employee's rights (as such exist on the Separation Date) under the RIP and EBP. Employee is also entitled to all amounts, if any, accrued by and vested in Employee as of the Separation Date, under and in accordance with the El Paso Electric Company Savings Plan ("401(k) Plan").

(d) Except as otherwise provided in this Agreement, Employee's participation in any and all other benefit and compensation plans and arrangements of the Company (including, without limitation, accident and disability insurance programs and life insurance) ceased on the Separation Date.

(e) All unvested equity-based awards (including any restricted stock awards and performance awards) previously granted to Employee ceased vesting on the Separation Date and terminated on the Separation Date.

4. Releases and Covenant Not to Sue.

(a) Employee agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Employee has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date of execution of this Agreement (hereinafter "Employee Claims"). Employee agrees that this Agreement specifically covers, but is not limited to, any and all Employee Claims which Employee has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Employee's employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under the Civil Rights Act of 1964, 42 U.S.C §2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Texas Labor Code, and any other equivalent federal or state laws or statutes, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Employee's rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401 (a) of the Code. Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, the Texas Workforce Commission or any other agency, any civil action, suit or legal or administrative proceeding against the Company or the released parties involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding. Notwithstanding the foregoing, Employee does not waive any right he may have to enforce this Agreement, any right which may not be waived as a matter of law, or any right to indemnification in accordance with the Company's articles of incorporation or bylaws.

(b) This Agreement constitutes a general release and is not an admission of liability. The Company and any other persons released have denied liability, and the Company has agreed to pay the consideration set forth herein merely to avoid disputes or litigation and in an effort to ease the economic impact of Employee's separation from employment. To the extent any claims against the Company have not been released by this Agreement, Employee assigns those claims to the Company. Notwithstanding the foregoing, Employee does not waive any right he may have to enforce this Agreement.
(c)    Employee covenants not to sue any of the released parties for any claims released in this Agreement.

5. Confidentiality, No Disparagement.

(a) Employee agrees not to cause or participate in the publication of any information concerning the facts underlying the cessation of Employee's employment with the Company or the terms and conditions of this Agreement to any person or entity, except as required by law or legal process. This provision shall not prevent Employee from disclosing such information to Employee's immediate family or to Employee's legal counsel and accountants in order to obtain professional advice; provided that each is advised as to and agree to observe the confidentiality of such information.

(b) Employee agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company its subsidiaries, affiliates, successors or, assigns or their respective officers, directors, employees, businesses or reputations. Employee's truthful testimony pursuant to a subpoena or other legally compulsive process will not be a violation of this Section 5. However, Employee agrees that if required to testify by law or legal process, he will give written notice to the Company's General Counsel at the Company's corporate offices, as soon as practicable, of the subpoena or process or other document compelling his testimony so that Company may take whatever lawful actions it believes are appropriate to respond.

(c) The Company agrees that it shall not authorize any officer, agent, employee, or other representative of the Company to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, concerning Employee or Employee's performance of his duties while employed by the Company, or in connection therewith take any action which may, directly or indirectly, in any way disparage or be damaging to Employee. The Company does not waive its obligation, or that of its employees and agents, to testify truthfully as required by law or legal process or to comply with its disclosure and filing requirements under securities laws and other applicable laws.

6. Taxes. Except for the amounts withheld by the Company, Employee agrees to be solely and fully responsible for satisfying any federal, state, or local income tax liability that may be assessed against Employee as a result of any consideration tendered by the Company pursuant to this Agreement. Employee acknowledges the Company has provided no legal or other advice to him concerning the tax consequences, if any, of the payments or benefits under this Agreement.

7. Proprietary Information. Employee acknowledges that the Company's and its affiliates' trade secrets, data and information, including but not limited to attorney-client privileged information and other information concerning legislation, regulation, tax, litigation and other legal matters, labor, securities, customers, employees, facilities, products and their development, technical information, marketing, investment, and sales activities and procedures, promotion and pricing techniques, credit and financial data, and other information concerning the Company or its affiliates and any information of third parties made available to the Company, its subsidiaries, or affiliates (the "Proprietary Information") are valuable, special, and unique assets of the Company and its affiliates, access to and knowledge of which have been gained by virtue of Employee's position and involvement with the Company and its affiliates. Employee agrees that all Proprietary Information obtained by Employee as a result of any such position or involvement shall be considered confidential. In addition, Employee shall maintain the confidential and attorney-client privileged nature of all communications involving legal services rendered by Employee to Company, sought from Employee or the legal department by Company, or sought by Employee on behalf of the Company. In recognition of such fact, Employee agrees that Employee will not disclose any such Proprietary Information to any person or other entity for any reason or purpose whatsoever, and that Employee will not make use of any Proprietary Information for his own purposes, for the benefit of any person or other entity or to the detriment of the Company. Employee further acknowledges and agrees that only the Company can waive the privilege regarding any of the Company's attorney-client and/or work product privileged information and that Employee's unauthorized disclosure of the Company's privileged information is a breach of this Section.

8. Remedies/Liquidated Damages.

(a)Employee agrees that, in addition to any other remedy at law or in equity that Company may have upon a material breach of this Agreement, including the breach of Sections 5 or 7, that if he breaches this Agreement, (i) he will forgo his right to any amounts due under Section 2 of this Agreement not previously paid and (ii) he will repay to the Company any amounts previously paid under Section 2 of this Agreement. Employee further acknowledges and agrees that the harm caused by any breach of Section 5 or 7 of this Agreement is incapable or difficult of estimation, that the value of the payments received and to be received from Company is a reasonable forecast of just compensation as a result of any such breach, and that, in the event of such breach, otherwise obtaining an adequate remedy will be inconvenient or non-feasible for the Company. In the event of such breach by Employee, including without limitation his legal counsel, if any, Employee shall also be liable to Company for all reasonable costs and attorneys' fees incurred by Company in enforcing the provisions of Section 5 and 7, including but not limited to the bringing of any suit to recover the liquidated damages.

(b)In addition, Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 5 and 7 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction and any other equitable remedy which may then be available.

9. Entire Agreement, Amendment. This Agreement shall supercede any and all existing agreements between Employee and the Company or any of its affiliates relating to the termination of Employee's employment, and contains the entire understanding of the parties with respect to the termination of Employee's employment. It may not be altered, modified, or amended except by a written agreement signed by both parties hereto.

10. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement

11. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns.

13. Attorneys' Fees. If legal or equitable action is filed to enforce the terms of this Agreement, the prevailing party shall be entitled to court costs, collection costs, and reasonable attorneys' fees in addition to any other relief to which the party may be entitled.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its conflicts of law or choice of laws rules.

15. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.    Authority/Ownership of Claims. Each of the undersigned represents and warrants that he has full authority to bind the party represented. Further, Employee warrants and represents that he is the sole owner of the claims released in this Agreement and has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action he has, may have or may claim to have against the Company or the released parties.

17.    Cooperation. Employee agrees to fully cooperate with the Company in connection with any investigations, claims, lawsuits or proceedings by any governmental regulatory or legislative body with respect to matters pertaining to the Company that arose during or relate to the period of time during which Employee was employed by the Company or any claims, lawsuits or proceedings that relate in any manner to Employee's conduct or duties at Company, including any legal matters of which Employee gained knowledge while employed by Company. The Company will reimburse Employee for all reasonable business expenses of the kind customarily reimbursed by the Company and which are incurred by Employee in connection with such cooperation.

18.    Assignment. This Agreement may be assigned or transferred to any successor of the Company, and any such successor of the Company shall be deemed substituted for all purposes as the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity, which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the Company.

19.    No Reliance. Employee agrees that he is not relying on any promise or representation not specifically and expressly made in this Agreement.

20.    Company Documents, Information or Property. Employee agrees that Employee has returned to Company all documents relating to Company or its business operations (and all copies thereof, whether in paper or electronic form) and all Company property, including but not limited to, computer equipment, badges and any other Company property in Employee's possession or control. Notwithstanding the foregoing, Employee shall be permitted to retain his Company-provided phone and iPad, subject to Employee cooperating with the Company to ensure that no Company information remains on such devices. Employee represents and agrees Employee will not take, nor has Employee taken, any Company documents or property from the control or premises of Company and that if, at any time after the Separation Date, Employee comes into possession of any Company documents or property, Employee will return the documents or property to Company immediately.

21.    Acknowledgement. Employee acknowledges that he has carefully read this Agreement and fully understands and accepts all of its provisions, including without limitation the release in Section 4 hereof which specifically refers to Employee's rights and claims under the federal Age Discrimination in Employment Act, as well as to the laws of the State of Texas prohibiting age discrimination, and Employee understands that such rights and claims are irrevocably being waived by Employee. Employee further acknowledges that:

(a)Employee has been provided twenty-one (21) days to review and consider this Agreement and Employee understands and acknowledges that any changes made to this Agreement, whether material or immaterial, will not re-start this twenty-one (21) day period;

(b)Employee is aware that even if he signs this Agreement, Employee may revoke the Agreement for a period of seven (7) days following the day he signs the Agreement, and the Agreement shall not be effective or enforceable until the revocation period has expired (the “Effective Date”). Employee understands he must provide written revocation, if any, to Company, Attn: Mary Kipp, Senior Vice President, General Counsel and Chief Compliance Officer, 100 N. Stanton, El Paso, TX 79901;

(c)Employee has been advised by Company to seek the advice of legal counsel of Employee's choice;

(d)Employee signs the Agreement voluntarily and of his own free will and

(e)The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date and year written below.

Date:     April 11, 2012                 /s/ Richard G. Fleager
Richard G. Fleager

Date:    April 2, 2012                    EL PASO ELECTRIC COMPANY

By: /s/ Thomas V. Shockley
Name: Thomas V. Shockley
Title: Interim Chief Executive Officer